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                                                                    EXHIBIT 99.1

            1. FOR IMMEDIATE RELEASE

                LOUDEYE RAISES $12.2 MILLION IN EQUITY FINANCING

SEATTLE, WA - AUGUST 29, 2003 - Loudeye Corp. (Nasdaq: LOUD), a leading provider of services for the management, promotion and distribution of digital media, today announced the Company has entered into a definitive agreement with certain institutional investors in connection with a private placement of shares of the Company's Common Stock raising gross proceeds to the Company of approximately $12,150,000.

Loudeye has agreed to sell an aggregate of 7,838,708 shares of Common Stock at $1.55 per share. The investors and placement agent will also receive warrants to purchase an aggregate of 979,839 shares of common stock at an exercise price of $2.00 per share.

"This financing strengthens Loudeye's institutional shareholder base, cash position and balance sheet and puts us in a stronger position to increase our market share within the digital media distribution space," said Jeff Cavins, Loudeye's president and chief executive officer. "We are pleased with the confidence shown in Loudeye by these institutional investors."

This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of Loudeye's Common Stock. These shares have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. Loudeye has agreed to file a registration statement covering the resale of the shares of Common Stock subject to this offering.

ABOUT LOUDEYE CORP.

Loudeye provides the business infrastructure and services for managing,
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promoting and distributing digital content for the entertainment and corporate markets. For more information, visit www.loudeye.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about increases in market share associated with Loudeye's digital media services. These statements are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital music that we serve; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital music; pricing pressures and other activities by competitors; the failure of our hosting infrastructure; the complexity of our services and delivery networks; any problems or failures in the structure, complexities or redundancies of our network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; our capacity to scale and support third party technologies; lack of market acceptance for our products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in our most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. We assume no obligation to update the forward-looking statements.

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CONTACTS:

Media/Public Relations: Jill Sandnes, Barokas Public Relations, 206.264.8220, jill@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com